Exhibit 99

October 9, 2009

Dear Shareholders

The Board of Directors today approved a dividend of $.02 per share payable November 2, 2009, to shareholders of record October 20, 2009. This is an amount available and we believe prudent to pay. This will bring the total dividends for 2009 to $.25 per share.

We see some signs of improvement in our results, but our FDIC insurance costs and provision for loan losses continue to have a significant impact. If you pay attention to expectations related to other banks, these issues will be very familiar to you. The same problems are plaguing most commercial banks.

Without the impact of the reserve for loan losses and the FDIC assessments, our year-to-date earnings would be higher than 2008 and 2007. However, through September 30, 2009, we have placed $8,216,000 into the reserve for loan losses compared to $6,513,000 for the same period last year. At the same time, we have expensed $1,589,000 in FDIC insurance premiums compared to $77,000 for the same period last year. Looking at the impact over a three year period we see:

	2007	2008	2009

Earnings Per Share before Loan Loss Provision and FDIC Premiums	$1.02	$.90	$1.04
After tax impact of Loan Loss Provision and FDIC Premium	.15	.56	.83

Earnings Per Share After Loan Loss Provision and FDIC Premium	$.87	$.34	$.21

We are pleased that our strong interest margin and expense containment efforts have provided the earnings to fund the provision for loan loss and FDIC premium expense and remain profitable.

FDIC Insurance
You may have read news articles saying that the FDIC may require banks to prepay their insurance premiums through 2012. This, of course, raises immediate cash for the FDIC to offset the heavy demands placed on its reserves because of bank failures. We have estimated that the premiums to be prepaid by our bank will be approximately $5,500,000. If there is a positive, it is that we should not have to expense the premium in one year. We expect to expense it pro-rata over the next 13 calendar quarters at approximately $418,000 a quarter. The negative is the opportunity cost of the immediate outflow of approximately $5,500,000 in cash, which we would ordinarily be using to make loans and investments. At our interest margin, the opportunity cost from the loss of the use of this cash equals approximately $18,000 a month.

(continued on reverse side)

Asset Quality
Our loans that have been past-due for 30 days or more plus our loans that are on non-accrual were 4.42% of our total loans as of June 30, 2009. This compared to our peer group at 4.62%. As of December 31, 2008 our percentage was 4.87% compared to our peer group at 3.76%. While our percentage seems to have stabilized in the mid 4% range, we believe that we are continuing to take a prudent and conservative approach in recognizing actual and potential problems loans and reserving accordingly. Some elements of our economy seem to be improving, but lingering high unemployment will continue to affect our consumer and commercial loan customers. You may have read recent articles about the impact of the economy on commercial real estate. We expect that lower prices for retail sales and challenges in rental real estate will create on-going difficulties with commercial real estate loans. We are working with our customers and watching this segment of our portfolio closely.

Capital
Banking regulators are closely examining the capital levels of banks. By regulations and strong recommendations, they are encouraging banks to accumulate and preserve capital. Our capital ratios remain above the “well capitalized” regulatory limits. To accumulate and preserve capital in the short term, we must rely on positive earnings and paying out dividends that are less than our earnings. For the first six months of 2009 we earned .20% on assets. The peer average of 295 bank holding companies in our size group lost .13% on assets. It is good to be on the positive side of that equation. At the same time, we have been and will continue to be prudent with our dividend policy.

Until we begin to see positive economic progress in Ohio, our management focus will continue to center on Capital, Liquidity, and Asset Quality.

Very truly yours,

James O. Miller
President & C.E.O.

Peer statistics are from the June 2009 Uniform Bank Performance Report available through the Federal Reserve.

Non-GAAP Financial Measures: Management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate the Corporation’s performance. Specifically, management reviews per share earnings before the impact of FDIC assessments and provision for loan losses. Management believes the net income per share before the impact of FDIC assessments and provision for loan losses ensures comparability of operating performance from period to period. The table provided in this letter is a reconciliation of net income per share before economic issues to net income per share. This reconciliation is presented to comply with SEC Regulation G and not as an indication that the adjusted performance metric is a substitute for net income per share determined by GAAP.

Cautionary Statement Regarding Forward-Looking Information: Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.